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                                                                   Exhibit 10.12

[Date]

[Name]
[Address]

Dear [Name],

I am pleased to offer you the position of _______________ at iPass Inc., reporting to me. Your base salary will be ______ semi-monthly, plus benefits, including the option of participating in our 401(k) Plan. If annualized, this amount equals ___________.

You will also be eligible for an annual, discretionary bonus of ______, less standard deductions and withholdings, paid quarterly, based upon consideration of both your performance and the performance of the Company. iPass retains the sole discretion to determine whether you will be provided with any such bonus and the amount of any such bonus. In order to earn any bonus, you must be employed by the Company on the date any such bonus is paid.

Subject to the approval of the Board of Directors of iPass, you will receive options to purchase ______ shares of iPass' common stock, subject to a four-year vesting schedule and other restrictions, as described in the employee shareholder documents you will receive. In addition, your options will accelerate upon certain events in connection with a change of control, as will be specified in documents provided to you. To offer you potential substantial tax savings and maximum flexibility in tax planning, you may elect to exercise your unvested options provided that they remain subject to repurchase by the company at the lower of the exercise price and the fair market value of iPass' common stock on the date of repurchase by iPass. The company will provide a full recourse loan at a market rate of interest to cover the exercise costs.

iPass offers its employees health, dental, vision, life, AD&D, and short term and long term disability insurance. The health & dental plans provide you with several options regarding your care. Please read the enclosed information about the options available to you. You may call _____ with any questions about health insurance or any other iPass benefits _______________. iPass may modify compensation and benefits from time to time as it deems necessary.

If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by yourself and the President and CEO of iPass. Your employment pursuant to this offer is contingent on you executing the enclosed Proprietary Information and Inventions Agreement, the Employment Agreement, and upon you providing iPass with the legally required proof of your identity and authorization to work in the United States.

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Employment with iPass is at the will of each party and is not for a specific term. Your employment can be terminated by you or by the Company at any time, with or without cause or advance notice. Any contrary representations which may have been made to you are superseded by this offer, and this at-will relationship can only be modified in writing by the President and CEO of iPass. This offer is valid until ________________. Please signify your acceptance by signing and dating below and returning this offer letter to ____________ or myself. This offer can be faxed to _______________.

_________, your acceptance of our offer represents a unique opportunity for us both to grow and succeed. We all want to thank you in advance for your faith in us, and for the commitment you have made to our common vision. Finally, we all look forward to working and building iPass with you!

Welcome aboard,                        Accepted

_________________________________       ________________________________________
Kenneth Denman, President and CEO       [Name]

                                        ________________________________________
                                        Date                      Start Date
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                          Table of Offer Letter Terms

                                                         Annual    Stock    Relocation   Signing
Name                           Title          Salary     Bonus    Options    Benefits     Bonus
Donald C. McCauley       Vice President      $200,000   $75,000   400,000     $75,000          0
                         and Chief
                         Financial Officer

Bruce K. Posey           Vice President,      185,000    60,000   275,000      10,000          0
                         General Counsel
                         and Secretary

Roy D. Albert            Vice President       180,000    75,000   135,000           0    $12,000
                         of Product
                         Development

Anurag Lal               Vice President       200,000    80,000   177,000      75,000     30,000
                         of Business
                         Development

Bennett Barouch          Vice President       155,000    35,000   150,000                      0
                         of Engineering

Sitaraman Ravichandran   Vice President       165,000    35,000   150,000           0          0
                         of Operations

John P. Thuma            Vice President       250,000   100,000   360,000           0     50,000
                         of North American
                         Sales

Jon M. Russo             Vice President       180,000    65,000   275,000           0          0
                         of Marketing